Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Announces Effective Date of Reverse Stock Split

SARASOTA, FL, February 20, 2020 -- Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR), a manufacturer of coated fabrics, today announced that the Company’s Board of Directors has approved an effective date of February 24, 2020 for a 1-for-5 reverse stock split of shares of the Company’s common stock, par value $0.001 per share. The Company’s common stock will open for trading on the OTCQB on a post-split at 12:01 a.m. February 24, 2020 under the Company’s trading symbol “UNIR”. At such time, the Company’s common stock will also commence trading with a new CUSIP number, 90916U206.

At the Company’s Annual Stockholder Meeting held on June 5, 2019, Uniroyal Global Engineered Products, Inc. stockholders approved a 1-for-5 reverse stock split. Thereafter, the Board of Directors approved the filing of the Company’s Amended and Restated Articles of Incorporation to effect the 1-for-5 reverse stock split of the Company’s common stock on January 21, 2020.

The reverse stock split is being implemented to increase the per share trading price of the Company’s common stock for the purpose of creating a capital structure that may facilitate further potential business and financing transactions. The reverse stock split does not have any impact on the voting and other rights of the stockholders and will have no impact on the Company’s business or any of its outstanding indebtedness. This will reduce the Company’s outstanding ordinary common stock from approximately 17.1 million shares to approximately 3.4 million shares and its outstanding Class B common stock from approximately 1.6 million shares to approximately 324,000 shares.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of the Company’s common stock will receive payment in cash in lieu of any such resulting fractional shares of common stock, as the post-reverse-split amounts of common stock will be rounded down to the nearest full share. Such cash payment in lieu of a fractional share of common stock will be calculated by multiplying such fractional interest in one share of common stock by the trading price of the Company’s common stock in the last transaction reported immediately preceding the effective time and rounded to the nearest cent.

The Company has retained its transfer agent, Continental Stock Transfer and Trust Company, N.A. (“Continental”), to act as its exchange agent for the reverse split. Shareholders with shares held in certificate form will receive from Continental instructions regarding the exchange of their certificates. Shareholders that hold shares in book-entry form or hold their shares in brokerage accounts are not required to take any action and will see the impact of the reverse stock split reflected in their accounts, subject to brokers’ particular processes. Beneficial holders of Uniroyal Global Engineered Products, Inc. (UNIR) common stock are encouraged to contact their bank, broker, custodian or other nominee with questions regarding procedures for processing the reverse stock split.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2018 was derived 66.2% from the automotive industry and approximately 33.8% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com